EMPIRE STATE REALTY TRUST ANNOUNCES GEORGE L. W. MALKIN HAS JOINED ITS BOARD OF DIRECTORS

New York, New York, July 14, 2025 -- Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), today announced that George L. W. Malkin has joined its Board of Directors, effective July 13, 2025.

Mr. Malkin is President of Malkin Holdings. His career spans over a decade in operational and financial roles. Prior to Malkin Holdings, George was an executive at Sao Paulo based, private equity-backed wireless infrastructure multinational QMC Telecom, where he launched three international markets and served as Chief-of-Staff to the company's CEO. George also held multiple roles at the H.J. Heinz Company, where he implemented 3G Capital's restructuring and cost savings initiatives across the company's North American and Australian operations. George currently serves as a director at Map of Agriculture, a privately held agricultural data analytics business. He has a B.A. in International Relations with Honors from Stanford University, where he won the J.E. Wallace Sterling Award, and an M.B.A. from Stanford's Graduate School of Business. George is the son of Anthony E. Malkin, Chairman and Chief Executive Officer of the Company, and the grandson of Peter L. Malkin, Chairman Emeritus of the Company.

“We welcome George and his contributions to the board,” said Steven J. Gilbert, Empire State Realty Trust’s Lead Independent Director.

George added, “I am delighted to join Empire State Realty Trust’s Board of Directors and partner with such an accomplished leadership team.”

About Empire State Realty Trust
Empire State Realty Trust, Inc. (NYSE: ESRT) is a NYC-focused REIT that owns and operates a portfolio of well-leased, top of tier, modernized, amenitized, and well-located office, retail, and multifamily assets. ESRT’s flagship Empire State Building, the “World's Most Famous Building,” features its iconic Observatory that was declared the #1 Attraction in the World – and the #1 Attraction in the U.S. for the third consecutive year – in Tripadvisor’s 2024 Travelers’ Choice Awards: Best of the Best Things to Do. The Company is a recognized leader in energy efficiency and indoor environmental quality. As of March 31, 2025, ESRT’s portfolio is comprised of approximately 7.9 million rentable square feet of office space, 0.8 million rentable square feet of retail space and 732 residential units. More information about Empire State Realty Trust can be found at esrtreit.com and by following ESRT on Facebook, Instagram, TikTok, X, and LinkedIn.

Contact:
Investors
Empire State Realty Trust Investor Relations

(212) 850-2678
IR@esrtreit.com

Source: Empire State Realty Trust, Inc.
Category: FINANCIAL
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